EXHIBIT 10.24.1

                        RESTRICTED STOCK AWARD AGREEMENT




         THIS RESTRICTED STOCK AWARD AGREEMENT (the "Agreement") is entered into as of the day of , , by and between Urstadt Biddle Properties Inc., a Maryland corporation (the "Company"), and , a Director of the Company (the
"Participant").

                                   WITNESSETH:

         WHEREAS, the Company has adopted, through appropriate action of its Board of Directors and its shareholders, the Urstadt Biddle Properties Inc. Amended and Restated Restricted Stock Award Plan (the "Plan"); and

         WHEREAS, the Company desires to grant a Restricted Stock Award to the Participant under the Plan on the terms and conditions hereinafter set forth; and

         WHEREAS, the Participant desires to accept such Restricted Stock Award of the Company subject to the terms and conditions of this Agreement and the Plan;

         NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Participant do mutually covenant and agree as follows:


         1. Grant of Restricted Stock. Subject to the terms and conditions hereinafter set forth, the Participant is hereby granted a Restricted Stock Award of ( ) Common Shares, par value $.01 per share, and ( ) Class A Common Shares, par value $.01 per share, of the Company (collectively the "Restricted Stock").

2. Issuance of Restricted Stock. The number of shares of Restricted Stock granted under Section 1 hereof shall be recorded on the books of the Company in the name of the Participant. The Company shall instruct its stock transfer agent to place a stop transfer order on the Restricted Stock until such time as the Restrictions thereon shall lapse. In the event that the Participant shall forfeit all or any portion of the Restricted Stock, the shares which are forfeited automatically shall be transferred back to the Company.

3. Vesting. The Participant shall vest in the Restricted Stock Award granted hereunder, and all Restrictions thereon shall lapse, upon the fifth anniversary of the date of grant hereunder if the Participant is still a Director of the Company on that date. Except as provided by Paragraph 4(b) and (c) below, prior to such fifth anniversary, no portion of the Restricted Stock Award shall be vested.
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         4. Termination as a Director.

         In the event that during the term of the Restricted Period the Participant's status as a non-employee Director of the Company terminates:

(a) for any reason other than death, Disability or Retirement, the Participant shall forfeit any and all Restricted Stock Awards whose Restrictions have not lapsed; or,

(b) by reason of death or Disability, the Restrictions on any and all Awards shall lapse on the date of such termination; or,

(c) by reason of Retirement, all Awards shall continue to vest as if Retirement had not occurred until such time as the Restrictions lapse; provided, however, that if the retired Participant, prior to the completion of any or all Restricted Periods, accepts employment or provides services to any organization other than the Company that is engaged primarily in the ownership and/or management or brokerage of shopping centers in The New York - Northern New Jersey - Long Island, NY-NJ-CT-PA, Metropolitan Statistical Area as defined by the Bureau of Labor Statistics, the Participant will forfeit any and all Restricted Stock Awards whose Restrictions have not lapsed.

         5. Forfeiture. All shares of non-vested Restricted Stock shall be automatically forfeited to the Company if the Board of Directors of the Company determines that the Participant has breached a material contract obligation to the Company, including without limitation, material provisions in any confidentiality agreement.

         6. Rights to Dividends. Subject to the terms and conditions hereof, during the Restricted Period the Participant shall have the right to receive any dividends declared and other distributions paid with respect to the shares of Restricted Stock as such are declared and paid to shareholders with respect to Common Shares and Class A Common Shares of the Company generally.

         7. Withholding Tax Liability. The Company shall have the right to withhold any income or other taxes due upon transfer of shares to the Participant or the lapse of Restrictions, including the right to withhold shares or sell shares where appropriate.

         8. Transfer Restrictions. Except as provided in this Section 8, the shares of Restricted Stock may not be transferred, assigned, pledged, hypothecated or otherwise encumbered, and shall not be subject to execution, attachment, garnishment or other similar legal processes. The Participant may assign all or a portion of this Restricted Stock Award or any Restricted Stock Award previously made (an "Assignment"), upon the prior written request to the Committee and the Committee's approval of the proposed assignee, subject to the following conditions: permitted assignees of any such Assignment shall be limited to family members of the Participant, including among others the Participant's spouse, siblings, children, children-in-law and grandchildren (collectively the "Participant Family Members"), or any family partnership,

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limited partnership, trust, foundation or other entity controlled or held by, or for the benefit of, the Participant or the Participant Family Members. Any such Assignment shall provide that the Restricted Stock Award shall not be further transferred, assigned, pledged or hypothecated without the consent of the Committee. The Restricted Stock Award subject to any such Assignment shall continue to be subject to all other terms and conditions set forth in the applicable Restricted Stock Award Agreement. Except as aforesaid, upon any attempt to transfer, assign, pledge, hypothecate or otherwise encumber or dispose of such shares, the shares shall immediately be forfeited to the Company.

         9. Construction; No Contract of Continuing Engagement. Nothing contained in this Agreement, nor the granting of the Restricted Stock Award hereunder, shall be construed as giving the Participant or any other person any legal or equitable rights against the Company or any subsidiary or any director, officer, employee or agent thereof, except for those rights as are herein provided. Under no circumstances shall this Agreement be construed as an express or implied agreement that the Participant shall continue as a Director of the Company, nor shall the Restricted Stock Award granted hereunder in any manner obligate the Company, or any subsidiary or affiliate of the Company, to continue such relationship with the Participant.

         10. Miscellaneous. This Agreement is subject to the terms and conditions of the Plan, as the Plan may be from time to time amended. The provisions of the Plan are incorporated herein by reference, and the capitalized terms used but undefined herein shall have the same meanings as set forth in the Plan. The Participant acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.



                                    URSTADT BIDDLE PROPERTIES INC.



                                    By________________________________
                                    Name:
                                    Title:



                                    PARTICIPANT

                                    ___________________________________